Exhibit 99.1

For More Information, Contact:
Aileen Osborn	Rob Whetstone/Wade Huckabee
QAD Vice President Finance	PondelWilkinson Inc.
(805) 566-6077	(310) 279-5980
investor@qad.com	investor@pondel.com

QAD ANNOUNCES FISCAL 2006 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS

CARPINTERIA, Calif. – March 1, 2006 – QAD Inc. (NASDAQ: QADI) today reported financial results for the fiscal 2006 fourth quarter and full year ended January 31, 2006.

For the fiscal 2006 fourth quarter, QAD posted total revenue of $60.1 million compared with $60.7 million in the same period last year. License revenue for the most recent quarter was $17.7 million versus $18.0 million last year. Maintenance and other revenue was $29.7 million compared with $28.9 million in the fourth quarter of fiscal 2005. Services revenue was $12.6 million for the fourth quarter versus $13.8 million last year.

Net income for the fiscal 2006 fourth quarter was $11.7 million, equal to $0.35 per diluted share, compared with $13.8 million, or $0.40 per diluted share, in the comparable period last year. Fiscal 2006 fourth quarter net income includes a $10.7 million, or $0.32 per diluted share, combined tax benefit primarily attributable to the reversal of deferred tax asset valuation allowances. In the fourth quarter of fiscal 2005, the company reported a similar tax benefit of $5.3 million, or $0.15 per diluted share. It should be noted that the tax amounts presented are still subject to revision.

Gross margin for the fourth quarter of fiscal 2006 was 62% compared with 63% in the same period last year. The slight decrease reflects the impact of severance costs of approximately $1.2 million in the most recent fourth quarter. Total operating expenses were $31.9 million in the fiscal 2006 fourth quarter compared with $28.0 million in the comparable period last year, primarily due to increased sales and marketing as well as research and development costs.

“Fiscal 2006 was an unusually active year in terms of personnel,” stated Karl Lopker, chief executive officer of QAD. “We put substantial efforts into our sales capabilities, our global research and development capacity, and global marketing operations, and believe that our hard work will serve us well in the coming year.  With our increasingly competitive product offerings and highly motivated sales team, we believe QAD is well positioned to compete globally.”

For the full fiscal year ended January 31, 2006, total revenue was $225.5 million compared with $231.2 million for fiscal year 2005. License revenue for fiscal year 2006 was $57.9 million versus $60.5 million last year. Maintenance and other revenue for fiscal 2006 was $117.1 million compared with $113.7 million for fiscal 2005. Services revenue was $50.4 million for the current year versus $56.9 million in fiscal year 2005.

Net income for fiscal year 2006 was $20.7 million or $0.62 per diluted share, compared with net income of $24.5 million for fiscal 2005, or $0.70 per diluted share. Results for fiscal 2006

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include tax benefits of $11.5 million, or $0.34 per diluted share, compared with $6.6 million for fiscal 2005, or $0.19 per diluted share. As previously mentioned, the tax amounts are still subject to revision.

QAD’s cash and equivalents balance at January 31, 2006 was $60.0 million. For the fiscal year 2006, cash flow provided by operations was $26.8 million, an increase of 17% from fiscal 2005, underscoring seven consecutive years of positive annual cash flow from operations.

Recent Highlights

•                  In the fiscal 2006 fourth quarter, QAD received orders from 29 customers representing more than $500,000 each in combined license, support and services billings, including 6 orders in excess of $1 million, four of which exceeded $2 million;

•                  In the fourth quarter, QAD sold licenses to global manufacturers in its six vertical markets, including Actaris, Avery Dennison, Caterpillar, Enodis, Genzyme, GKN, Imana Foods, John B. Sanfilippo & Son, Johnson & Johnson, Kraft Foods, Lear, Spacelabs Medical, Philips Electronics and Watts Water Technologies;

•                  In January 2006, Jean Claude Walravens joined QAD as vice president of QAD Europe, the Middle East and Africa (EMEA) to focus on delivering profitable growth throughout the region;

•                  From May 7-10, 2006, QAD will be hosting its annual Explore User Conference in Denver, CO. For additional information please visit http://explore.qad.com/.

Business Outlook

QAD expects to post fiscal 2007 first quarter revenue of between $54 million and $57 million and earnings in the range of $0.01 to $0.04 per diluted share, depending on the level and mix of revenue. This guidance includes a $0.02 per diluted share charge for stock compensation expense related to the adoption of FAS 123R.

QAD anticipates posting full-year fiscal 2007 revenue of between $230 million and $245 million and earnings in the range of $0.16 to $0.33 per diluted share. This range of earnings includes an estimated $0.11 per diluted share charge for stock compensation expense related to the adoption of FAS123R. This annual guidance includes an increase in Research & Development expense of approximately 15% as part of the company’s overall strategy to expand and enhance its product line. QAD assumes an effective tax rate of 33% for fiscal 2007. The company noted that these projections are subject to various risks, including, among other factors, the environment for information technology investment and other global economic dynamics.

Investor Conference Call

QAD management will host an investor conference call today at 2:00 p.m. PST (5:00 p.m. EST) to review the company’s financial results and operations for the fiscal 2006 fourth quarter and full-year period. The conference call will be webcast live and accessible on the investor

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relations section of QAD’s Web site at www.qad.com/company/ir, where it will be available for approximately one year.

About QAD Inc.

QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,300 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805-684-6614, or visit the QAD Web site at: www.qad.com. “QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

“QAD” is a registered trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry is subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2005 ended January 31, 2005.

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FINANCIAL TABLES FOLLOW

QAD Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2006	2005	2006	2005
Revenue:
License fees	$17,693	$18,048	$57,926	$60,545
Maintenance and other	29,739	28,872	117,139	113,729
Services	12,624	13,806	50,429	56,932
Total revenue	60,056	60,726	225,494	231,206
Cost of revenue:
Cost of license fees	2,280	2,569	8,132	8,628
Cost of maintenance, service and other revenue	20,480	20,152	80,573	82,825
Total cost of revenue	22,760	22,721	88,705	91,453
Gross profit	37,296	38,005	136,789	139,753
Operating expenses:
Sales and marketing	15,770	13,579	61,406	56,552
Research and development	9,003	7,785	32,647	33,229
General and administrative	7,122	6,491	26,695	26,070
Amortization of intangibles from acquisitions	21	114	258	516
Total operating expenses	31,916	27,969	121,006	116,367
Operating income	5,380	10,036	15,783	23,386
Other (income) expense:
Interest income	(459)	(291)	(1,452)	(809)
Interest expense	386	574	1,626	1,889
Other (income) expense, net	808	(573)	(537)	(120)
Total other (income) expense	735	(290)	(363)	960
Income before income taxes	4,645	10,326	16,146	22,426
Income tax benefit	(7,059)	(3,482)	(4,596)	(2,057)
Net income	$11,704	$13,808	$20,742	$24,483

Basic net income per share	$0.36	$0.41	$0.63	$0.72
Diluted net income per share	$0.35	$0.40	$0.62	$0.70

Basic weighted shares	32,439	33,733	32,707	33,952
Diluted weighted shares	33,161	34,733	33,570	35,198

QAD Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	January 31,	January 31,
	2006	2005
	(unaudited)	(audited)
Assets
Current assets:
Cash and equivalents	$59,971	$55,289
Marketable securities	—	13,000
Accounts receivable, net	61,819	63,145
Other current assets	14,406	13,785
Total current assets	136,196	145,219

Property and equipment, net	40,825	39,701
Capitalized software costs, net	5,251	2,791
Goodwill	10,640	11,552
Other assets, net	14,146	7,830

Total assets	$207,058	$207,093

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$243	$1,725
Accounts payable and other current liabilities	39,945	45,130
Deferred revenue	75,314	70,805
Total current liabilities	115,502	117,660

Long-term debt	17,546	23,911
Other liabilities	1,485	1,485

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	123,376	119,533
Treasury stock	(20,752)	(9,668)
Accumulated deficit	(23,551)	(40,154)
Unearned compensation - restricted stock	(330)	(440)
Accumulated other comprehensive loss	(6,253)	(5,269)
Total stockholders’ equity	72,525	64,037

Total liabilities and stockholders’ equity	$207,058	$207,093

QAD Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Twelve Months Ended
	January 31,
	2006	2005

Net cash provided by operating activities	$26,781	$22,980

Cash flows from investing activities:
Purchase of property and equipment	(6,829)	(10,577)
Capitalized software costs	(4,051)	(1,665)
Acquisitions of businesses, net of cash acquired	124	(766)
Proceeds from sale of marketable securities	13,000	—
Proceeds from sale of property and equipment	48	29
Net cash provided by (used in) investing activities	2,292	(12,979)

Cash flows from financing activities:
Proceeds from construction loan	—	3,870
Repayment of construction loan	—	(14,338)
Repayments of long-term debt	(7,847)	(1,604)
Proceeds from issuance of common stock	2,844	2,843
Proceeds from notes payable, net of fees	—	17,843
Repurchase of common stock	(14,800)	(5,581)
Dividends paid	(3,261)	(5,121)
Net cash used in financing activities	(23,064)	(2,088)

Effect of exchange rates on cash and equivalents	(1,327)	592
Net increase in cash and equivalents	4,682	8,505
Cash and equivalents at beginning of period	55,289	46,784

Cash and equivalents at end of period	$59,971	$55,289